EXHIBIT 10.50

August 14, 2026

Scott Robertson
[***]

Re:  Member of the Ambros Therapeutics Board of Directors

Dear Scott:

This letter confirms our understanding regarding the terms of your service as a member of the Board of Directors (the “Board”) of Ambros Therapeutics, Inc., a Delaware corporation (the “Company”), beginning on August 17, 2026. This letter sets forth our understanding regarding such services to be performed in such capacity, and nothing in this letter nor the services rendered hereunder are meant, or shall be construed in any way or manner, to create between you and the Company a relationship of employer and employee.

In connection with your service on the Board, you will be granted a stock option to purchase 50,000 shares of the Company’s common stock (the “Option”). This Option will be a non-statutory stock option and will have an exercise price per share that will be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board. The Option will generally be subject to the terms and conditions applicable to options granted under the Company’s 2024 Equity Incentive Plan (as amended, the “Plan”), as described in the Plan and the applicable stock option agreement, and will vest in forty-eight equal monthly installments subject to your continuous service to the Company through each such vesting date. However, if, during your service to the Company, the Company completes a Change in Control (within the meaning of the Plan), 100% of any shares subject to the Option that remain unvested shall immediately vest and become exercisable as of immediately prior to the consummation of such Change in Control.

In addition, in connection with your service on the Board, you will receive annual cash compensation of $40,000, payable in equal quarterly installments in arrears on the last day of each fiscal quarter in which the service occurred, and pro-rated based on days served in any partial quarter.

As a member of the Board, pursuant to the Delaware General Corporation Law (“DGCL”) and related case law you will owe fiduciary duties to the Company and its stockholders, including the duty of care (directors must act in good faith, with the care of a prudent person, and in the best interest of the corporation), duty of loyalty (directors must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits) and the duty of disclosure (directors must disclose all material information to their fellow directors and, when stockholder action is sought, to the corporation’s stockholders). Our bylaws provide that, as a director, you will be entitled to indemnification to the fullest extent permitted by the DGCL, and, upon your becoming a member of the Board, we will enter into the Company’s standard form of indemnification agreement with you. We would be happy to arrange a conference with our outside counsel, Cooley LLP, if you have any questions about the indemnification agreement or your duties in general under Delaware law.

As a member of the Board, you will be reimbursed for any reasonable travel and other out-of-pocket expenses incurred in connection with your services on the Board. Please keep copies of all bills, receipts, or other written documentation of such reimbursable expenses and submit such documentation with your requests for reimbursement.

We look forward with enthusiasm to your service as a member of the Company’s Board of Directors. If the foregoing terms are acceptable to you, please sign one copy of this letter and return it to me.

Sincerely,

/s/ Keith Katkin	/s/ Jay Hagan
Keith Katkin	CEO
Chairman

AGREED TO AND ACCEPTED:

Signature:	/s/ Scott Robertson
Scott Robertson

Date:	August 16, 2026